Exhibit 99.1

FSCT Settlement Employee Letter

Team —

We just announced that we have reached an agreement on our pending transaction with Advent International, in which under the amended terms, Advent will acquire Forescout for $29.00 per share. Advent has remained in partnership with Crosspoint Capital Partners as an advisor on this transaction. When the transaction closes, we will once again be a privately held company.

This is good news for Forescout. I’ve said many times before, Forescout is well-positioned for success whether we are a private or public company. I also continue to believe that going private and partnering with Advent and Crosspoint Capital Partners as we transition our products and revenue model is the best path forward for us. Let’s not forget why we embarked on this path to begin with. With the support of our new owners, we will be able to build on our strengths and can be more aggressive in transitioning our business model to subscription. We are super aligned on the steps we can take to continue ramping up our roadmap of offerings and pursuing additional growth opportunities. All of these things are really important, and often easier to do in the private market. In short, it’s much easier now to make our shared vision for Forescout a reality.

Let’s be real though — it has been a bumpy road to get here, and I recognize the last few months have brought uncertainty and frustrations. It hasn’t been easy for any of us.

Yet you all have maintained focus, stayed committed to our customers, and in the end, we fared well. I’m pleased to put this behind us and move forward together. We have an exciting vision, and I’m confident this transaction will position us for long-term growth and success as we deliver the only solution that actively defends the Enterprise of Things at scale.

We also announced that Greg Clark, Managing Partner at Crosspoint Capital Partners and former CEO of Symantec and Blue Coat, will join our Board of Directors, effective July 20, 2020. As you all heard back when he joined our All Hands meeting, Greg brings a ton of value, expertise and passion for our business, and phenomenal connections to our top customers and prospects. He has been a huge advocate of our technology and team since day one of our discussions, and he fiercely believes in our differentiation and market opportunity. In addition, Nick Noviello, a highly experienced cybersecurity executive and member of Crosspoint Capital Partners’ operating team, will be appointed Chief Operating Officer of Forescout, also effective July 20, 2020. Nick previously worked closely with Greg while serving as Chief Financial Officer of Symantec, and he is very familiar with our company and the market in which we operate. With Greg and Nick already a part of our go-forward management team, we can quickly hit the ground running together to execute our shared vision and goals. I’m confident that Greg and Nick will help us build on our strong track record of success and continue to deliver market leading solutions for our customers. I know you will give them a warm welcome to Forescout.

As for next steps, Advent will commence a “tender offer” on or before July 20, 2020. A tender offer is a public offer inviting shareholders to sell their shares for the specified price. In our case, Advent is making an offer to purchase all shares of Forescout in cash for $29.00 per share and shareholders will have the opportunity to “tender”, or sell, their stock within a stated time limit. Importantly, this tender offer process will allow us to complete the transaction quickly as no shareholder vote is required. We expect the transaction to close in the third quarter of 2020.

In the meantime, continue to stay focused. I’m so impressed with the strides we have made, and I want to thank each and every one of you for your hard work and dedication, especially during these unprecedented times. You have risen to every challenge and remained committed to providing our customers with the leading platform to secure the Enterprise of Things. We would not be where we are today without all of you. I am so proud of this team and excited about the opportunity ahead. Let’s keep up the momentum!

I will be hosting a virtual All Hands at 8 AM PT today to discuss this announcement in more detail and look forward to speaking with you then. I’ve also attached a brief FAQ to answer immediate questions.

Stay safe and speak soon.

M

Additional Information and Where to Find It

In connection with the proposed acquisition of Forescout Technologies, Inc. (“Forescout”), Advent International Corporation (“Advent”), through one or more affiliates, will commence a tender offer for all of the outstanding shares of Forescout. The tender offer has not commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Forescout. It is also not a substitute for the tender offer materials that Advent will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. At the time that the tender offer is commenced, Advent will file tender offer materials on Schedule TO with the SEC, and Forescout will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY FORESCOUT’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Forescout’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to Forescout’s stockholders by visiting Forescout’s website (www.forescout.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Forescout with the SEC) will be available at no charge on the SEC’s website (www.sec.gov) upon filing with the SEC. FORESCOUT’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY ADVENT OR FORESCOUT WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, ADVENT AND FORESCOUT.

Forward-Looking Statements

This communication contains forward-looking statements, including statements regarding: Forescout and the proposed acquisition of Forescout by affiliates of Advent; the potential benefits of the proposed transaction; the anticipated timing of the proposed transaction; and Forescout’s plans, objectives, expectations, intentions, financial condition, results of operations and business. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of Forescout’s assumptions prove incorrect, Forescout’s actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include risks associated with: the COVID-19 pandemic and related public health measures on Forescout’s business, customers, markets and the worldwide economy; Forescout’s pending transaction with affiliates of Advent, including the risk that the conditions to the closing of the transaction are not satisfied, including uncertainties as to how many of Forescout’s stockholders will tender their shares in the tender offer, or that the transaction is not consummated; litigation relating to the transaction; uncertainties as to the timing of the consummation of the transaction and the ability of each party to consummate the transaction; risks related to the ability to realize the anticipated benefits of the pending transaction, including the possibility that the expected benefits will not be realized or will not be realized within the expected time periods; risks that the proposed transaction disrupts Forescout’s current plans and operations; risks that the proposed transaction will affect Forescout’s ability to retain or recruit employees; the risk that Forescout’s stock price may decline significantly if the proposed transaction is not completed; the evolution of the cyberthreat landscape facing enterprises in the United States and other countries; Forescout’s plans to attract new customers, retain existing customers and increase Forescout’s annual revenue; the development and delivery of new products; Forescout’s plans and expectations regarding software-as-a-service offerings; Forescout’s ability to execute on, integrate, and realize the benefits of any acquisitions; fluctuations in Forescout’s quarterly results of operations and other operating measures; increasing competition; new integrations to the Forescout platform; general economic, market and business conditions; and the risks described in the filings that Forescout makes with the SEC from time to time, including the risks described under the headings “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in Forescout’s Annual Report on Form 10-K, which was filed with the SEC on February 28, 2020, as amended by Amendment No. 1 on Form 10-K/A to Forescout’s Annual Report on Form 10-K, which was filed with the SEC on April 29, 2020, and which should be read in conjunction with Forescout’s financial results and forward-looking statements, and is available on the SEC filings section of the Investor Relations page of Forescout’s website at https://investors.Forescout.com. Additional information is set forth in Forescout’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which was filed with the SEC on May 11, 2020. All forward-looking statements in this communication are based on information available to Forescout as of the date hereof, and Forescout does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.